EXHIBIT G

Preliminary Performance Estimate

	March 16, 2020	2020 YTD
SkyBridge G II (net of fees and expenses)	-4.60%	-3.34%
S&P 500 Total Return Index	-19.14%	-25.82%
Bloomberg Barclays Aggregate Bond Index	-0.49%	+3.25%
HFRX Global Hedge Fund Index	-6.19%	-7.16%

Event Driven - Credit Sensitive MBS, Diversified Structured Credit, Relative Value - Relative Value Credit, and Event Driven - Event Driven Multi-Strategy were key detractors. Relative Value - Convertible Arbitrage were slight detractors. Directional Macro - Discretionary Macro has been a slight contributor for the month. No other strategies meaningfully contributed to or detracted from performance.

*** Additional Information ***

Preliminary Statistical Analysis (based on the preliminary February 2020 estimated fund net asset value)

As of 2/29/20:

(SkyBridge G II fund Inception - January 2014)	G II	HFRI Fund of Funds Composite Index	S&P 500 Total Return	Bloomberg Barclays Aggregate Bond Index
1 Year Compound Rate of Return	4.32%	3.37%	8.19%	11.69%
3 Year Compound Rate of Return (annualized)	5.30%	2.83%	9.87%	5.02%
5 Year Compound Rate of Return (annualized)	2.57%	1.76%	9.23%	3.58%
Annualized Compound Rate of Return Since Inception (1/14)	2.80%	2.27%	10.13%	4.06%
Standard Deviation (annualized)[1]	3.65%	3.62%	11.84%	3.04%
Beta (Index = S&P 500)[2]	0.15	0.25	1.00	-0.05

1) A measure of the variation of returns around the mean return. Standard deviation is the most widely used approximation of the risk of an individual investment or portfolio.

2) A quantitative measure of volatility of a security or strategy relative to a market index. An investment with a beta less than 1.0 is less volatile than the market while an investment with a beta greater than 1.0 is more volatile than the market.

SkyBridge is affiliated with Hastings Capital Group LLC (“Hastings”), a registered broker-dealer and a member of both the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). SkyBridge

SECURITIES OFFERED THROUGH HASTINGS CAPITAL GROUP, LLC, A MEMBER OF FINRA AND SIPC

G II Fund is a limited liability company registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company.

Legal Disclaimer: The foregoing is provided for informational purposes only and is not to be relied upon. Estimated performance and attribution numbers have not been verified by the Fund administrator. The results for the 1 and 3 year periods, as applicable, are based on the respective 12 or 36 month period estimated as of date above and are subject to change. Upon publication, the month’s finalized Fact Card will contain final performance and statistics and is available upon request. The above results are unaudited, subject to change and net of fees and expenses. All statistical analysis is based on SkyBridge G II Fund’s (“G II” or the “Portfolio” or the “Fund”) inception of January 2014. Performance results are based on the foregoing rolling time periods, as applicable, while SkyBridge G Il’s fiscal year end is March 31. Performance results through March 31, 2019 are based on audited financial statements and are presented net of SkyBridge G II fees and expenses. Performance results after March 2019 are net of SkyBridge G II fees and expenses based on unaudited financials. The results shown above do not reflect the effects of any placement fees and would be lower if they did.

The indices are presented merely to show the general trends in the markets for the period and are not intended to imply that the Portfolio is comparable to the indices either in composition or element of risk. The indices do not reflect the deductions of any fees. Index data is provided for comparison purposes only and a variety of factors may cause an index to be an accurate benchmark for a particular fund. Comparisons to indexes have limitations because indexes have volatility and other material characteristics and risks that may differ from a particular hedge fund. The indexes are for illustrative purposes only and should not be relied upon as an accurate measure of comparison. In particular, estimated hedge fund index returns reflect “as of” dates which may or may not correspond to the mid-month “as of” date used herein.

Past performance does not guarantee future results. Actual results may vary.

This document is offered for informational purposes only and does not constitute an offer to sell any securities. An offer or solicitation will be made through the Prospectus and Subscription Agreement, and is qualified in its entirety by the terms and conditions contained in such documents. The Prospectus contains additional information needed to evaluate the potential investment and provide important disclosures regarding the investment objective, risks, fees and expenses of SkyBridge G II. The information contained herein is confidential and is not to be reproduced or distributed except with the permission of SkyBridge Capital II, LLC (“SkyBridge” or “Adviser”), the Investment Adviser of the Fund.

An investor should consider carefully the investment objectives, risks, and charges and expenses of the Fund before investing. The Prospectus contains this and other important information and is available upon request to SkyBridge or your Placement Agent. Read the Prospectus carefully before investing. An investor may obtain the Prospectus by contacting their professional advisor.

All expressions of opinion are subject to change without notice.

Opinions expressed herein are intended solely as general market commentary and do not constitute investment advice or a guarantee of returns.

Past performance does not guarantee future results. Actual results may vary. Investors cannot invest in an index. This document does not constitute an offering. Before making an investment, all investors must obtain and carefully read the applicable Confidential Offering Memorandum or Prospectus, which contains the information needed to evaluate the investment and provides important disclosures regarding risks, fees, and expenses. As described in the applicable Confidential Offering Memorandum or Prospectus, investing in the Portfolio is speculative,

SECURITIES OFFERED THROUGH HASTINGS CAPITAL GROUP, LLC, A MEMBER OF FINRA AND SIPC

not suitable for all investors, and intended for experienced and sophisticated investors who are willing to bear the high economic risks of the investment, which can include:

–	loss of all or a substantial portion of the investment due to leveraging, short-selling, or other speculative practices;

–	lack of liquidity in that there may be no secondary market for the Fund and none is expected to develop;

–	volatility of returns;

–	restrictions on transferring interests in the Fund;

–	potential lack of diversification and resulting higher risk due to concentration of trading authority when a single advisor is utilized;

–	absence of information regarding valuations and pricing;

–	complex tax structures and delays in tax reporting;

–	less regulation and higher fees than mutual funds; and

–	risks associated with operations, personnel, and processes of the manager.

Individual funds will have specific risks related to their investment programs that will vary from fund to fund.

This document contains certain forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbors created therein. Actual results could differ materially from those projected in the forward looking statements, as a result of risks and other factors discussed in the applicable Confidential Offering Memorandum or Prospectus.

SECURITIES OFFERED THROUGH HASTINGS CAPITAL GROUP, LLC, A MEMBER OF FINRA AND SIPC